Exhibit 99.1

Trex Company Appoints Richard E. Posey to Board of Directors

WINCHESTER, Va.--(BUSINESS WIRE)--May 11, 2009--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex® decking and railing, today announced the appointment of Richard E. Posey to a newly created position on its Board of Directors.

Mr. Posey, 62, served as President and Chief Executive Officer of Moen Incorporated, a leading manufacturer in the global faucet market, for six years before retiring in 2007. Prior to joining Moen, Mr. Posey was President and Chief Executive Officer of Hamilton Beach / Proctor Silex, Inc. for five years.

Mr. Posey began his career at S.C. Johnson & Son, where for 22 years he served in a series of increasingly responsible management positions, both overseas and in the U.S., culminating with Executive Vice President, Consumer Products, North America.

Andrew Ferrari, Chairman of Trex, commented, “We are delighted to welcome Dick to our Board of Directors. His in-depth experience with branded products, combined with his expertise in manufacturing operations, make him a perfect fit for Trex’s Board. We look forward to his contributions as we work to expand our product line and enhance our leadership position in the composite decking, railing and fencing markets.”

Mr. Posey currently serves on the Board of Directors of The Colman Group, a supply equipment company, is a member of the Visiting Committee, The Ross School of Business, The University of Michigan, and is a Founding Trustee, Virginia Commonwealth University School of Engineering Foundation.

He received a Bachelor's degree, cum laude, from The University of Southern California and a Master's degree in Business Administration from The University of Michigan.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with more than 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes®, and TrexTrimTM are trademarks of Trex Company, Inc., Winchester, Va.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777